Exhibit 3.1C

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CNX COAL RESOURCES LP

(ORIGINALLY FORMED AS CONSOL RESOURCE PARTNERS LP)

THIS Amended and Restated Certificate of Limited Partnership of CNX Coal Resources LP (the “Partnership”), dated as of June 3, 2015, has been duly executed and is being filed by CNX Coal Resources GP LLC, as general partner, in accordance with the provisions of 6 Del. C. § 17-210, to amend and restate the original Certificate of Limited Partnership of the Partnership (filed under the name “CONSOL Resource Partners LP”), which was filed on March 16, 2015 with the Secretary of State of the State of Delaware (as heretofore amended, the “Certificate”).

The Certificate is hereby amended and restated in its entirety to read as follows:

1. Name. The name of the limited partnership is CNX Coal Resources LP.

2. Registered Office; Registered Agent. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent for service of process on the Partnership in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3. General Partner. The name and business address of the sole general partner of the Partnership are:

CNX Coal Resources GP LLC

1000 CONSOL Energy Drive

Canonsburg, PA 15317

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Limited Partnership as of the date first-above written.

CNX COAL RESOURCES GP LLC

By:	/s/ Martha A. Wiegand
Name: Martha A. Wiegand
Title: General Counsel and Secretary